Exhibit 99.1
ISOTIS SA to Delist from SWX, Euronext, and TSX on July 30, 2007
IRVINE, CA, USA — July 25, 2007 — IsoTis, Inc. (NASDAQ: ISOT), the orthobiologics company (“IsoTis”), today announced that it has concluded the squeeze-out merger of ISOTIS SA following an Extraordinary General Meeting of shareholders on July 23, 2007. As a result, ISOTIS SA has merged with and into IsoTis International SA, a wholly-owned subsidiary of IsoTis, and no longer exists as a separate legal entity. After this last step of the exchange offer, which was commenced on December 14, 2006, shares of ISOTIS SA will be delisted from SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange on July 30, 2007 (last trading day July 27, 2007).
In connection with the merger, shareholders of ISOTIS SA will receive, in exchange for their ISOTIS SA shares, shares of IsoTis common stock under the same conditions as shareholders who participated in the exchange offer, namely one share of IsoTis common stock for every 10 ISOTIS SA shares. The shares of IsoTis common stock issued in the squeeze-out merger will be listed on the Nasdaq Global Market. Settlement of the share exchange will occur on or around August 3, 2007.
About IsoTis, Inc.
IsoTis is a leading orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which IsoTis believes represents the next generation in bone graft substitution.

For information contact:
Rob Morocco, CFO	Hans Herklots, Director IR
(949) 855-7155	(949) 855-7195 or +41 (21) 620-6011
robert.morocco@isotis.com	hans.herklots@isotis.com
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (i.e.. EMEA, CE), including the risk that IsoTis is unable to obtain 510(k) clearance for its Accell products, that the FDA requires IsoTis to produce additional clinical data to support approval or clearance of its products, that the FDA imposes compliance measures against IsoTis for the marketing of its Accell products, including imposing fines and injunctions or causing IsoTis to recall its Accell products, market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies and/or technologies, the terms of any future strategic alliances, the need for additional capital, and the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 of IsoTis SA, the predecessor of IsoTis, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 of IsoTis, filed with the SEC, IsoTis SA’s reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX), and to the reports filed from time to time by IsoTis with the SEC.